EXHIBIT 10.1

PURCHASE AGREEMENT

     This Purchase Agreement (the “Agreement”) is made and entered into on November 19, 2003 (the “Closing Date”), by and among The Candy Jar, Inc., a California corporation (the “Seller”), Zoltan A. Stacho, Maria E. Stacho, Carla P. Stacho and Dorika A. Stacho, shareholders of The Candy Jar, Inc. (“Shareholders”), and of House of Brussels Chocolates Inc., a Nevada corporation (“HOBC”) and House of Brussels Chocolates (USA) Ltd., a Nevada corporation (the “Buyer” or “HOBC (USA)”) which is a wholly owned subsidiary of HOBC.

     WHEREAS, the Seller owns and desires to sell certain assets of the business including, but not limited to, manufacturing equipment, intellectual property including trade names, recipes, and customer lists and other assets, as set forth in Exhibit “A” and certain inventory as listed on Exhibit “A-1” hereto (hereinafter referred to collectively as the “Purchased Assets”); and

     WHEREAS, the Shareholders own 2.038 shares of common stock, no par value (the "Shares") of Seller; and

     WHEREAS, the Buyer desires to purchase the Purchased Assets for the Purchase Price set forth in Article II, subject to the terms agreed upon herein; and

     WHEREAS, the Shareholders believes it is in the best interest of Seller to sell the assets of the business as contemplated herein.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE OF THE PURCHASED ASSETS

     Section 1.1 Purchase of the Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing Date the Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and the Buyer agrees to purchase, all of the Purchased Assets as set forth in Exhibit “A” and Exhibit “A-1” hereto. The Seller and Shareholders specifically represent and warrant that The Candy Jar, Inc. is the sole owner of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, except as otherwise set forth on Exhibit 4.2.

     Section 1.2 Transactions. The transactions described in this Article I are collectively the “Transactions”.

     Section 1.3 Intent of the Parties. Although the Exhibits to this Agreement are intended to be complete, in the event such Exhibits fail to contain the description of any asset belonging to Seller which is used in connection with Seller’s business or are otherwise necessary for the ownership of the business of The Candy Jar, Inc., such assets shall nonetheless be deemed transferred to Buyer at the Closing Date. With the exception of the brokerage commission identified in Section 4.18, the assumption of the telephone system lease for $144.12 per month, a copy of which has been previously provided to Buyer, and the potential accrued vacation time discussed in Section 4.10, Buyer shall not assume any liabilities.

     Section 1.4 Related Transactions. The following actions shall take place contemporaneously at the Closing (collectively, the “Related Transactions”):

(a)
HOBC (USA) will enter into a Consulting Agreement with Maria E. Stacho for services to be provided for two (2) years with compensation at the rate of $70,000 per year payable in shares of HOBC common stock, freely-tradable, issued quarterly pursuant to a Form S-8, as agreed in the form attached hereto as Exhibit “C”; and

(b)
HOBC (USA) will enter into an Employment Agreement with Carla P. Stacho for services to be provided for one (1) year with compensation of 20,000 HOBC stock options and annual compensation at the rate of $50,000 in cash, as agreed in the form attached hereto as Exhibit “D”.

ARTICLE II
PURCHASE PRICE

     Section 2.1 Purchase Price. As consideration for the Transactions, the Buyer shall pay $233,820.50 cash and 200,000 shares of restricted HOBC common stock (“HOBC Stock”) (collectively referred to herein as the “Purchase Price”) for the Purchased Assets. The Buyer shall pay and deliver the Purchase Price to the Seller at Closing (as hereinafter defined) as follows:

(i)	$30,000.00 credit in the form of a refundable deposit previously paid on October 2, 2003 under the terms of the “Memorandum of Understanding” entered by the parties on that date;

(ii)	$20,000.00 credit in the form of a refundable deposit paid on October 31, 2003;

(iii)	$43,225.32 payable directly to Bank of America in full and final payment of liens held by Bank of America under Loan No. 6824 0044 647599;

(iv)	$16,573.90 payable directly to Berkley Farms in full and final payment of amounts owed to the Landlord for the property located at 2065 Oakdale, San Francisco, California 94124;

(v)
$42,502.73 payable directly to the Internal Revenue Service in full and final payment of amounts owed for past due 941 payroll taxes , exclusive of penalties and interest accrued thereon, which shall be subject to escrow as discussed in Article VI herein;

(vi)
$6,500.00 which shall be held in escrow as described in Article VI, which shall be reserved for potential accrued penalties and interest due from Seller to the Internal Revenue Service, and which shall be subject to possible reduction and/or forgiveness, and which shall be paid directly to the Internal Revenue Service upon resolution of any and all claims against Seller;

(vii)
$8,501.23 payable directly to the City and County of San Francisco in full and final payment of amounts owed to the (local taxing authority), exclusive of penalties and interest accrued thereon, which shall be subject to escrow as discussed in Article VI herein;

(viii)	$66,517.32 as the balance of the $233,820.50 in cash, cashier’s check, or wire transfer at the Closing payable to The Candy Jar, Inc.; and

(ix)	200,000 shares of restricted HOBC Common Stock, issued in the name of The Candy Jar, Inc., subject to the conditions of escrow contained in Article VI.

ARTICLE III
CLOSING

     Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement shall take place at the office of Seller or such other place as agreed upon by the parties on November 19, 2003, or by such other means or at other specific time and place as agreed upon among the parties hereto (the “Closing”).

     Section 3.2 Seller’s Delivery and Execution. At the Closing the Seller shall deliver to Buyer the Bill of Sale for the Purchased Assets, in the form of which is attached hereto as Exhibit “B”.

     Section 3.3 Buyer’s Delivery and Execution. At the Closing, the Buyer shall deliver to the Seller the Purchase Price as set forth in Article II.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND SHAREHOLDERS

     The Seller and Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

     Section 4.1. Organization, Good Standing and Qualification. The Seller (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller. The authorized capital stock of the Seller consists of 100,000 shares of common stock, no par value, of which 2,038 shares are validly issued and outstanding. All of such issued and outstanding shares of the

Seller have been duly authorized, validly issued, fully paid and are non-assessable. None of the shares were issued in violation of any preemptive rights.

     Section 4.2 Ownership of the Purchased Assets. On the Closing Date, the Seller and Shareholders represent and warrant that The Candy Jar, Inc. is the sole owner of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, with the exception of those identified in Exhibit 4.2 and Exhibit 4.2(a). The Seller and Shareholders have the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority, and upon the transfer of the Purchased Assets to the Buyer as contemplated herein, Buyer will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those that may be imposed by law). There are no outstanding or threatened claims of infringement against Seller respecting the use of any of the Purchased Assets in connection with the operations or business of the Seller and the Seller has no knowledge of any trademark, service mark, trade name, assumed name, copyright, patent, trade secret, contractual or other rights of any third party which may be violated or infringed by the use of any of the Purchased Assets.

     Section 4.3 Authorization. The Seller is a corporation with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for itself. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement by the Seller has been taken or will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

     Shareholders represents that they are persons of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for themselves. All action on the part of Shareholders necessary for the authorization, execution, delivery and performance of this Agreement by them has been taken and will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of the Shareholders enforceable against then in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

     Section 4.4 Seller’s Access to Information. The Seller hereby confirms and represents that it (a) has received a copy of Buyer’s Form 10-KSB for the year ended April 30, 2003, and a copy of Buyer’s Form 10-QSB for the quarter ended July 31, 2003; (b) has been afforded the opportunity to ask questions of and receive answers from representatives of the Buyer concerning the business and financial condition, properties, operations and prospects of the Buyer; (c) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (d) has had an opportunity to engage and is represented by an attorney of its choice; (e) has had an opportunity to negotiate the terms and conditions of this Agreement; (f) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (g) has been provided with and given an opportunity to review all current information about the Buyer. The Seller has asked such questions about the Buyer as it desires to ask and all such questions have been answered to the full satisfaction of the Seller.

     Section 4.5 Acquisition of Stock for Investment. The Seller and Shareholders understand that the issuance of HOBC stock will not have been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities acts, and are accordingly, are restricted securities, and the Seller represents and warrants to the Buyer that the Seller’s and the Shareholders’ present intention is to receive and hold the HOBC stock for investment only and not with a view to the distribution or resale thereof.

     Additionally, the Seller and the Shareholders understand that any sale of the HOBC stock, under current law, will require either (a) the registration of the HOBC stock under the Act and applicable state securities acts; (b) compliance with Rule 144 of the Act; or (c) the availability of an exemption from the registration requirements of the Act and applicable state securities acts. The Seller understands that the Buyer has not undertaken and does not presently intend to file a Registration Statement to register the HOBC stock that is to be issued to the Seller as contemplated herein. The Seller agrees to execute, deliver, furnish or otherwise provide to the Buyer an opinion of counsel reasonably acceptable to the Buyer prior to any subsequent transfer of the HOBC stock, that such transfer will not violate the registration requirements of the federal or state securities acts.

     To assist in implementing the above provisions, the Seller and the Shareholders hereby consents to the placement of the legend, or a substantially similar legend, set forth below, on all certificates representing ownership of the common stock of the Buyer acquired hereby until the common stock of the Buyer has been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof. The legend shall read substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.”

     Section 4.6 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Seller and Shareholders does not: (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or governmental authority under any provision of: (a) any applicable legal requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller or Shareholders are a party or by which the Purchased Assets may be bound or affected. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any agency, department, commission, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

     Section 4.7 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with any Governmental Authority or any other person or entity is required on the part of the Seller or Shareholders in connection with the execution and delivery by the Seller or Shareholders of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

     Section 4.8 Pending Claims. Except as set forth in Exhibit 4.8, there is no claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of the Seller’s or Shareholders’ knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any effect upon Seller or Shareholders, or the transfer by Seller to Buyer of the Purchased Assets as contemplated herein, nor is there any basis known to Seller or Shareholders for any such action. No litigation is pending, or, to Seller’s or Shareholders’ knowledge, threatened against Seller or Shareholders, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. Neither Seller nor Shareholders are subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect Seller, Shareholders or the Purchase Assets to be transferred under this Agreement.

     Section 4.9 Taxes. Except for the items listed in Exhibit 4.9, Seller has timely and accurately filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns. Seller has made adequate provision for the payment of all taxes accruable for all periods ending on or before the Closing Date to any taxing authority and are not delinquent in the payment of any tax or governmental charge of any nature. No assessments or notices of deficiency or other communications have been received by Seller or Shareholders with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. There are no agreements between Seller and/or Shareholders and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

     Section 4.10 Labor Matters. Seller is not a party or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against Seller any labor disputes, strikes or work stoppages. To the best of Seller’s and Shareholders’ knowledge, Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to its knowledge, is not engaged in any unfair labor practices. Seller and Shareholders are not a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of Seller. Seller shall be responsible for the payment of any obligations or amounts owed to its employees for items including, but not limited to accrued wages, vacation time, sick leave, bonus and severance, through September 1, 2003. Buyer shall assume liability for potential obligations for accrued vacation time after September 1, 2003.

     Section 4.11 Compliance with Laws. Seller is, and at all times prior to the date hereof have been, to the best of its knowledge, in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of their assets or the operation of their businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Seller. Seller and Shareholders have no basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by Seller. Exhibit 4.11 sets forth all licenses and permits held by Seller used in the operation of their businesses. These licenses and permits represent all of the licenses and permits required by Seller for the operation of their business.

     Section 4.12 Title to Properties; Encumbrances. Except as set forth in Exhibit 4.12, Seller has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of Seller, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) statutory liens not yet delinquent, and (ii) such liens consisting of zoning or planning restrictions, imperfections of title, easements, pledges, charges and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.

     Section 4.13 No Pending Transactions. Except for the transactions contemplated by this Agreement, neither Seller nor Shareholders are a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of Seller, (ii) the sale of all or substantially all of the assets of Seller, or (iii) a change of control of more than five percent of the outstanding capital stock of Seller.

     Section 4.14 Material Agreements; Action. There are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which Seller or Shareholders are a party or by which they are bound that involve or relate to: (i) the sale of any of the assets of Seller other than in the ordinary course of business; (ii) covenants of Seller or Shareholders not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Seller in any line of business or in any geographical area; (iii) the acquisition by Seller of any operating business or the capital stock of any other Person; or (iv) the borrowing of money which would affect the transfer of the Purchased Assets.

     Section 4.15 No Default. Except as listed in Exhibit 4.15 hereto, neither Seller nor Shareholders are in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of Seller, and there has been no default in any material obligation to be performed by Seller or Shareholders under any other contract, lease, agreement, commitment or undertaking to which it is a party or by which it or its assets or properties are bound, nor have Seller or Shareholders waived any material right under any such contract, lease, agreement, commitment or undertaking.

     Section 4.16 Insurance. Seller maintains adequate insurance with respect to its business and is in compliance with all material requirements and provisions thereof until November 7, 2003.

     Section 4.17 No Undisclosed Liabilities. Except as listed in Exhibit 4.17 hereto, Seller does not have any obligations or liabilities (contingent or otherwise) in excess of $5,000, either individually or in the aggregate, that has not been previously disclosed to Buyer.

     Section 4.18 Brokerage Commission. To the extent a brokerage commission is due in connection with this Agreement or the transactions contemplated hereby, Buyer assumes the obligation of paying the brokerage commission in an amount not to exceed 10% of the cash portion of the Purchase Price.

     Section 4.19 Disclosure. No representation or warranty of the Seller or the Shareholders contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER AND HOBC

     Buyer and HOBC, jointly and severally, hereby represents and warrants to the Seller as follows:

     Section 5.1 Authorization. The Buyer and HOBC are coprporations with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for itself. All action on the part of the Buyer and HOBC necessary for the authorization, execution, delivery and performance of this Agreement by the Buyer and HOBC have been taken or will be taken prior to Closing. This Agreement constitutes a valid and binding obligation of Buyer and HOBC enforceable against Buyer and HOBC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

     Section 5.2 Organization, Good Standing and Qualification. The Buyer and HOBC each (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Buyer. All of such issued and outstanding shares of the Buyer and HOBC have been duly authorized, validly issued, fully paid and are non-assessable. None of the shares were issued in violation of any preemptive rights.

     Section 5.3 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by Buyer and HOBC does not: (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Buyer or HOBC is a party or by which the Purchase Assets may be bound or affected.

     Section 5.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Buyer or HOBC in connection with the execution and delivery by Buyer and HOBC of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

     Section 5.5 Pending Claims. There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of Buyer’s or HOBC’s knowledge, threatened with respect to any of the Purchased Assets or the performance of this Agreement by Buyer or HOBC.

     Section 5.6 No Additional Representations. Seller acknowledges that the Buyer r has made no representations or warranties to Seller as to the financial condition or otherwise of the Buyerr other than as contained in the Form 10-KSB of the Buyer for the fiscal year ended April 30, 2003 and the Form 10-QSB for the quarter ended July 31, 2003.

     Section 5.7 Disclosure. No representation or warranty of Buyer or HOBC contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     Section 5.8 No Brokerage Commission. Except with respect to the obligation assumed by the Buyer pursuant to Section 4.18, no broker or finder has acted for the Buyer or HOBC in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or HOBC.

     Section 5.9 Valid Issuance. The HOBC common stock to be issued hereunder to the Seller will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, and entitled to all of the benefits and rights stated in HOBC’s Articles of Incroporation and other charter documents.

     Section 5.10 Restricted Stock. The shares of HOBC common stock to be issued to Seller are restricted securities and may only be sold, under current law, either by (a) the registration of the HOBC stock under the Act and applicable state securities acts; (b) compliance with Rule 144 of the Act; or (c) the availability of an exemption from the registration requirements of the Act and applicable state securities acts. HOBC will use its best efforts to maintain current information available on HOBC by complying with its reporting requirements under The Securities Act of 1934, as amended, and will not take any action to prevent Seller from selling its shares in compliance with Rule 144 of the Act, provided that the Seller is in compliance with Rule 144.

ARTICLE VI
ESCROW OF HOBC STOCK AND CASH

     Section 6.1 Escrow of HOBC Stock. Seller and Shareholders understand and acknowledge that the purchase of assets represented by this Agreement, is based, to a material degree, upon the representations and warranties as set forth and contained herein regarding, among other things, the release of lien against the Purchased Assets held by Marble Bridge Funding Group, Inc. (the “Marble Bridge Lien”) and that there are no liabilities of the Seller (except as disclosed herein). Therefore, as additional comfort to Buyer, Seller and Shareholders agree to have the HOBC Stock held by Buyer, who agrees to hold the HOBC stock in escrow for a period of 360 days from the Closing Date. In the event the Marble Bridge Lien is not completely released to the satisfaction of Buyer within the 360-day escrow period, or in the event that the Buyer becomes obligated for any of the Seller’s liabilities (including any tax liabilities in excess of the $6,500 discussed in Section 6.2 below), then the HOBC stock shall be used as an offset by the Buyer for such payments. A determination will be made as to the amount owed by Seller under the Marble Bridge Lien or for such liabilities and the Buyer shall reduce the number of shares of HOBC to be issued to Seller by the amount of the remaining debt as determined by the five day average closing price of HOBC stock as of the termination of the escrow. By way of illustration, if the amount of debt still outstanding on the Marble Bridge Lien or the liabilities of Seller was $1,000 and the stock price of HOBC was $1.00, then the number of shares to be issued to Seller would be reduced by 1,000 shares.

     Section 6.2 Escrow of $6,500. As additional comfort to Buyer, Seller and Shareholders agree to have $6,500 of the cash portion of the Purchase Price held in escrow with Buyer until such time as the penalties and interest on the taxes owed to the Intenal Revenue Service and the City and County of San Francisco have been fully extinguished.

ARTICLE VII
CONDITIONS TO CLOSING

     Section 7.1 Conditions to Closing by the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby are subject to:

(i)	The Seller shall have made all of its deliveries contemplated herein to the Buyer; and

(ii)	The Board of Directors of the Seller and Buyer shall have approved and authorized the transactions contemplated herein.

     Section 7.2 Conditions to Closing by the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to:

(i)	The Buyer shall have tendered all of its consideration contemplated herein to the Seller or other parties as set forth in Article II;

(ii)	The Buyer shall have made all of its deliveries contemplated herein to the Seller; and

(iii)	The Board of Directors of the Buyer and Seller shall have approved and authorized the transactions contemplated herein.

     Section 7.3 Conditions to the Obligations of all Parties. The obligations of the Parties to effect the transactions contemplated hereby are further subject to the following condition:

No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Parties; and all Consents of third parties have been obtained.

ARTICLE VIII
INDEMNIFICATION

     Section 8.1 Indemnification from the Seller and Shareholders. The Seller and Shareholders, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Buyer), and hold Buyer, HOBC, their affiliates, agents, legal counsel, successors and assigns (the "Buyer Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of the Buyer Group arising from (a) any misrepresentation by, or breach of any covenant or warranty of the Seller or Shareholders contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Seller or Shareholders hereunder, (b) any nonfulfillment of any agreement on the part of the Seller or Shareholders under this Agreement, or (c) from any material misrepresentation in or material omission from, any certificate or other instrument furnished or to be furnished to Buyer hereunder; or (d) any suit, action, proceeding, claim or investigation against the Buyer which arises from or which is based upon or pertaining to Seller’s or Shareholders’ conduct or the operation or liabilities of any business of The Candy Jar, Inc. prior to the Closing.

     Section 8.2 Indemnification from Buyer and HOBC. Buyer and HOBC agree to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold the Shareholders and Seller, its affiliates, shareholders, officers, directors, employees, agents, legal counsel, successors and assigns (the "Sellers Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of the Sellers Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Buyer contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Buyer hereunder; (b) any nonfulfillment of any agreement on the part of Buyer under this Agreement; (c) from any material misrepresentation in or material omission from, any exhibit, certificate or other agreement or instrument furnished or to be furnished to the Seller or Shareholders hereunder; or (d) any suit, action, proceeding, claim or investigation against the Seller or Shareholders which arises from or which is based upon or pertaining to Buyer’s conduct or the operation or liabilities of any business including operating the assets of The Candy Jar, Inc. after the Closing.

     Section 8.3 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken); provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     Section 8.4 Limitation on Liability. Notwithstanding anything herein to the contrary, the Seller’s and Shareholders’ aggregate liability under Section 8.1 and the Buyer’s and HOBC’s aggregate liability under Section 8.2 shall not exceed for any and all asserted claims, etc. in the aggregate the sum of $432,820.50. In the event any shares revert to HOBC under Article VI above, the aggregate liability shall be reduced by the value of the shares which so revert.

     Section 8.5 Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individual’s or entities’ absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

ARTICLE IX
MISCELLANEOUS

     Section 9.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     Section 9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)

if to the Seller:

The Candy Jar, Inc.
c/o Zoltan and Maria Stacho
Carla Stacho and Dorika Stacho
1333 Jones Street
Suite 408
San Francisco, CA 94109
Voice: 415-532-3372
Fax: 415-550-8359

with a copy to:
Gary P. Kaplan
Howard Rice Nemerovski Canady Falk & Rabkin, PC
Three Embarcadero Center, 7th Floor
San Francisco, CA 94111
Voice: 415-434-1600
Fax: 415-217-5910

(b)	if to HOBC or Buyer: House of Brussels Chocolates Inc. #208 – 750 Terminal Avenue Vancouver, British Columbia Canada V6A 2M5 Voice: 604-484-4858 Fax: 604-484-4945

with a copy to: Robert D. Axelrod Axelrod, Smith & Kirshbaum 5300 Memorial Drive, Suite 700 Houston, Texas 77007 Voice: 713-861-1996 Fax: 713-552-0202

     A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is actually delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

     Section 9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.

     Section 9.5 Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement for a period of eighteen (18) months.

     Section 9.6 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to (i) agree upon the text of a joint public announcement or statement to be made by all of such parties or (ii) obtain approval of the other parties hereto to the text of a public announcement or statement to be made solely by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

     Section 9.7 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

     Section 9.8 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflict of laws.

     Section 9.9 Counterparts and Facsimiles. This Agreement may be executed in multiple counterparts and in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute and be deemed to be one and the same instrument and each of which shall be considered and deemed an original for all purposes. This Agreement shall be effective with the facsimile signature of any of the parties set forth below and the facsimile signature shall be deemed as an original signature for all purposes and the Agreement shall be deemed as an original for all purposes.

     Section 9.10 Costs and Expenses. Other than as provided in Section 4.18, the Seller shall pay all of the fees and expenses incurred by it, and Buyer shall pay all of the fees and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

     Section 9.11 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

     Section 9.12 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person that is not a party to this Agreement.

     Section 9.13 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 9.14 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     Section 9.15 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed effective as of the day and year first above written.

HOUSE OF BRUSSELS CHOCOLATES INC.

By:	/s/ L. Evan Baergen

L. Evan Baergen
Director and President

HOUSE OF BRUSSELS CHOCOLATES (USA) LTD.

By:	/s/ L. Evan Baergen

L. Evan Baergen
Director and President

THE CANDY JAR, INC.

By:	/s/ Zoltan A. Stacho

Its: President

SHAREHOLDERS

By:	/s/ Zoltan A. Stacho

Zoltan A. Stacho

By:	/s/ Maria E. Stacho

Maria E. Stacho

By:	/s/ Carla P. Stacho

Carla P. Stacho

By:	/s/ Dorika A. Stacho

Dorika A. Stacho